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                                                                   EXHIBIT 10(l)

                            ILLINOIS TOOL WORKS INC.
                   NON-OFFICER DIRECTORS' FEE CONVERSION PLAN

         WHEREAS, this Board adopted the Non-Officer Directors' Fee Conversion Plan (the "Plan") on February 19, 1999 pursuant to which each non-officer director of the Company may annually elect all or a portion of his or her retainer and meeting fees be paid in the form of shares of ITW Common Stock (the "ITW Shares"); and

         WHEREAS, the Plan provides that the number of ITW Shares to be issued to a Director shall be determined by dividing the dollar amount of the fee subject to the election by the closing price of ITW Shares on the date such fee would have otherwise been paid in cash, as reported in the Wall Street Journal for such date or, if no sales of ITW Shares were reported for that date, on the most recent preceding date on which such stock was traded.

         NOW, THEREFORE, BE IT RESOLVED: that the Plan is hereby amended to include the following provisions:

              1. A Director may elect, prior to the calendar year for which fees are earned, to have the fees deferred and credited to a share unit account maintained on the Company's books, with the number of share units to be determined in the manner described above. Each Director's share unit account shall be adjusted for dividends on ITW Shares as of the dividend payment date, which shall be in the form of additional share units determined by multiplying the number of units then credited to the account by the ratio of the dollar amount of the dividend per share over the current market value per share. Each Director's account shall also be adjusted appropriately for any stock dividend, split, combination or other change in ITW Shares.

              2. Upon retirement or resignation, a Director's share unit account shall be distributed to him or her in the form of ITW Shares equal in number to the units credited to the Directors account at such time. Any fractional share units shall be paid in cash.

              3. Each Director may name a beneficiary to whom his or her share unit account shall be distributed in the event of death. If there is no named beneficiary, distribution shall be made to the Director's estate.

              4. Share unit accounts shall be distributed immediately to the Directors in the event of a Corporate Change, as defined in the Illinois Tool Works Inc. 1996 Stock Incentive Plan; and

         FURTHER RESOLVED: that management is authorized to do or cause to have done any and all further acts as management may deem necessary or desirable to carry out the purpose and intent of these resolutions and to comply with all legal requirements relating thereto.